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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Huang                           Charles
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        (Last)                      (First)                        (Middle)

                             Room 2908, West Wing
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                                   (Street)

                          Shun Tak Center, Hong Kong
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               10/26/01
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)

                --------------

4.  Issuer Name and Ticker or Trading Symbol  SOHU.COM INC. (SOHU)
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

      X Director    ___ Officer             ___ 10% Owner    ___ Other
     ---                (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/ Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ---
    ___  Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
                      (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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

* If the form is filed by more than one reported person, see Instruction
5(b)(v).

Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

                                      -1-



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| FORM 3 |
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(continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative      2. Date Exer-       3. Title and Amount of Securities  4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)         cisable and         Underlying Derivative Security     or              Form of        direct Bene-
                                Expiration          (Instr. 4)                         Exercise        Derivative     ficial
                                Date                                                   Price           Security:      Ownership
                                (Month/Day/                                            of              Direct (D)     (Instr. 5)
                                Year)                                                  Derivative      or In-
                            -------------------  ---------------------------------     Security        direct (I)
                             Date       Expira-                         Amount or                      (Instr. 5)
                             Exer-      tion             Title          Number of
                             cisable    Date                            Shares
------------------------------------------------------------------------------------------------------------------------------------
    Stock Option
  (right to buy)          (see note 1)  10/25/11          Common Stock   25,000         $0.88             D
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Explanation of Responses:

1. The options were granted on October 26, 2001 and such options vest on the first anniversary of the date of the option grant.

                              /s/ Charles Huang                      12/13/01
                              ------------------                     --------
                              Charles Huang                          Date
                              **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

                                      -2-